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Ex 99.1

For Immediate Release
	Contact:	Timothy McKenna (investors) 312-580-4637 Carrie Doyle (investors) 312-580-4865 Meg Gallagher (media) 312-580-2289 www.smurfit-stone.com

JEFFERSON SMURFIT CORPORATION (U.S.)
TO ISSUE $300 MILLION SENIOR NOTES

CHICAGO, May 16, 2003—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that Jefferson Smurfit Corporation (U.S.), an indirect wholly-owned subsidiary of Smurfit-Stone, had entered into an agreement to sell $300 million of 7.5% Senior Notes due 2013 (the "Notes").

        The Notes will be guaranteed by JSCE, Inc., a wholly-owned subsidiary of Smurfit-Stone and the sole stockholder of Jefferson Smurfit Corporation (U.S.), and will rank equally with all of Jefferson Smurfit Corporation (U.S.)'s other senior unsecured indebtedness.

        Proceeds from the Note issuance (after deduction of discounts and commissions, fees and other expenses associated with the sale of the Notes) will be used to repay the $175 million Tranche A term loan borrowings and approximately $122 million of the outstanding Tranche B term loan borrowings under the Jefferson Smurfit Corporation (U.S.) credit agreement.

        The Notes are being sold to qualified institutional buyers in reliance on Rule 144A. The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed that after the issuance of the Notes it will file a registration statement relating to an exchange offer for the Notes under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 260 facilities, located primarily in the US, Canada and Mexico, and employs approximately 38,000 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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JEFFERSON SMURFIT CORPORATION (U.S.) TO ISSUE $300 MILLION SENIOR NOTES